Issuer Free Writing Prospectus, dated October 19, 2023

Filed Pursuant to Rule 433 under the Securities Act of 1933, as amended

Supplementing the Preliminary Prospectus Supplement, dated October 19, 2023

Registration No. 333-266209

AutoZone, Inc.

Final Term Sheet

$500,000,000 6.250% Senior Notes due 2028 (the “2028 Notes”)

$500,000,000 6.550% Senior Notes due 2033 (the “2033 Notes” and, together with the 2028 Notes, the “Notes”)

Dated: October 19, 2023

Terms related to all Notes

Issuer:	AutoZone, Inc. (the “Company”)
Trade Date:	October 19, 2023
Settlement Date:	October 25, 2023 (T+4)*
Change of Control:	The occurrence of a Change of Control Triggering Event (as defined in the Preliminary Prospectus Supplement) will require the Company to offer to repurchase the Notes for cash at a price equal to 101% of the principal amount together with accrued and unpaid interest, if any, to the date of repurchase.
Ratings**	Baa1 / BBB / BBB
Joint Book-Running Managers:	BofA Securities, Inc. J.P. Morgan Securities LLC Truist Securities, Inc. U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC
Senior Co-Managers:	Mizuho Securities USA LLC PNC Capital Markets LLC
Co-Managers:

BMO Capital Markets Corp.

BBVA Securities Inc.

Capital One Securities, Inc.

Citigroup Global Markets Inc.

Citizens JMP Securities, LLC

Credit Agricole Securities (USA) Inc.

Deutsche Bank Securities Inc.

Fifth Third Securities, Inc.

Huntington Securities, Inc.

KeyBanc Capital Markets Inc.

MUFG Securities Americas Inc.

Regions Securities LLC

Santander Investment Securities Inc.

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

Siebert Williams Shank & Co., LLC

Terms related to the 2028 Notes

Securities:	$500,000,000 6.250% Senior Notes due 2028
Principal Amount:	$500,000,000
Maturity:	November 1, 2028
Interest Payment Dates:	May 1 and November 1 of each year, commencing on May 1, 2024
Record Dates:	April 15 and October 15
Benchmark Treasury:	UST 4.625% due September 30, 2028
Benchmark Treasury Price / Yield:	98-18+ / 4.952%
Spread to Benchmark Treasury:	+132 basis points
Yield to Maturity:	6.272%
Coupon (Interest Rate):	6.250%
Price to Public:	99.905%
Optional Redemption Provision:

The 2028 Notes will be redeemable at the Company’s option at any time in whole or from time to time in part.

Prior to October 1, 2028 (one month prior to their maturity date) (the “2028 Par Call Date”), the Company may redeem the 2028 Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2028 Notes to be redeemed matured on the 2028 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 20 basis points less (b) interest accrued to, but not including, the date of redemption, and (2) 100% of the principal amount of the 2028 Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but not including, the redemption date.

On or after the 2028 Par Call Date, the Company may redeem the 2028 Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2028 Notes being redeemed plus accrued and unpaid interest on the 2028 Notes to be redeemed to, but not including, the redemption date.
CUSIP/ISIN:	053332 BG6 / US053332BG66

Terms related to the 2033 Notes

Securities:	$500,000,000 6.550% Senior Notes due 2033
Principal Amount:	$500,000,000
Maturity:	November 1, 2033
Interest Payment Dates:	May 1 and November 1 of each year, commencing on May 1, 2024
Record Dates:	April 15 and October 15
Benchmark Treasury:	3.875% due August 15, 2033
Benchmark Treasury Price / Yield:	91-19 / 4.966%
Spread to Benchmark Treasury:	+162 basis points
Yield to Maturity:	6.586%
Coupon (Interest Rate):	6.550%
Price to Public:	99.737%

Optional Redemption Provision:

The 2033 Notes will be redeemable at the Company’s option at any time in whole or from time to time in part.

Prior to August 1, 2033 (three months prior to their maturity date) (the “2033 Par Call Date”), the Company may redeem the 2033 Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2033 Notes to be redeemed matured on the 2033 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 25 basis points less (b) interest accrued to, but not including, the date of redemption, and (2) 100% of the principal amount of the 2033 Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but not including, the redemption date.

On or after the 2033 Par Call Date, the Company may redeem the 2033 Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2033 Notes being redeemed plus accrued and unpaid interest on the 2033 Notes to be redeemed to, but not including, the redemption date.

CUSIP/ISIN:	053332 BH4 / US053332BH40

***

*We expect that delivery of the notes will be made to investors on or about October 25, 2023, which will be the fourth business day following the date of pricing of the notes (such settlement being referred to as “T+4). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the second business day preceding the delivery of the notes hereunder will be required, by virtue of the fact that the notes will initially settle in T+4, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the second business day preceding their date of delivery hereunder should consult their advisors.

**Note: A securities rating is not a recommendation to buy, sell or hold a security and may be subject to revision or withdrawal at any time.

The Company has filed a registration statement (including a preliminary prospectus supplement and prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll free at 1-800-294-1322, J.P. Morgan Securities LLC collect at 1-212-834-4533, Truist Securities, Inc. toll free at 1-800-685-4786 or U.S. Bancorp Investments, Inc. toll free at 1-877-558-2607.